Exhibit 99.1

Interactive Strength Inc. (Nasdaq: TRNR) Announces 1-for-7 Reverse Split

Austin, TX – June 26, 2026 - Interactive Strength Inc. (Nasdaq: TRNR) (“TRNR” or the “Company”), maker of innovative specialty fitness equipment under the Wattbike, CLMBR, FORME and Ergatta brands, today announced that it will conduct a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-7. The reverse stock split will become effective on June 30, 2026. The Company’s common stock will begin trading on a post-split basis at the market open on June 30, 2026, under the Company’s existing trading symbol "TRNR", with the new CUSIP number, 45840Y609. The reverse stock split is part of the Company’s plan to regain compliance with the minimum bid price requirement of $1.00 per share required to maintain continued listing on The Nasdaq Capital Market, among other benefits.

The reverse stock split was approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders held on June 8, 2026, to be effected in the discretion of the Company’s board of directors within approved parameters. The final ratio was approved by the Company’s board of directors on June 18, 2026.

The reverse stock split reduces the number of shares of the Company’s outstanding common stock from approximately 3.6 million shares to approximately 0.5 million shares. As a result of the reverse stock split, proportionate adjustments will be made to the number of shares of the Company’s common stock underlying the Company’s outstanding equity awards and warrants and the number of shares issuable under the Company’s equity incentive plans and other existing agreements, as well as the exercise or conversion price, as applicable. There will be no change to the number of authorized shares or the par value per share of the Company’s common stock.

Information for TRNR Stockholders

As a result of the reverse stock split, every seven pre-split shares of common stock outstanding will become one share of common stock. The Company's transfer agent, Equiniti Trust Company, LLC, will serve as the exchange agent for the reverse stock split.

Registered stockholders holding pre-split shares of the Company's common stock electronically in book-entry form are not required to take any action to receive post-split shares. Those stockholders who hold their shares in brokerage accounts or in "street name" will have their positions automatically adjusted to reflect the reverse stock split, subject to each broker's particular processes, and will not be required to take any action in connection with the reverse stock split. Stockholders holding shares of the Company's common stock in certificate form will have their holdings of the Company’s common stock automatically adjusted to reflect the reverse stock split.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares will receive cash for each fraction of a share they hold.

TRNR Investor Contact

ir@interactivestrength.com

About Interactive Strength Inc.:

Interactive Strength Inc. (Nasdaq: TRNR) has established a leading portfolio of premium fitness brands – Wattbike, CLMBR, and FORME – that combine advanced hardware, smart technology, and immersive content to deliver exceptional training experiences for both commercial and home use.

Wattbike offers a range of high-performance indoor bikes that set the global standard in cycling. Known for unmatched accuracy, realistic ride feel, and advanced performance tracking, Wattbike is trusted by elite athletes, national teams, and fitness enthusiasts around the world.

CLMBR redefines the next-generation vertical climbing experience through its patented open-frame design and immersive touchscreen, delivering a high-intensity, low-impact workout that’s both efficient and effective.

FORME delivers strength, mobility, and recovery training through immersive content, performance-grade hardware, and expert coaching. Its wall-mounted systems include the Studio, a smart fitness mirror for guided programming and live 1:1 personal training, and the Lift, which adds smart resistance cable training-ideal for high-performance environments and sport-specific development.

Ergatta is a connected fitness company recognized as a pioneer in game-based rowing. Its connected rowing equipment combines competitive, game-based workouts with a premium hardware experience, generating industry-leading engagement and retention metrics.

From elite performance to everyday wellness, our ecosystem of performance-focused solutions delivers data-driven outcomes for athletes, fitness enthusiasts, and commercial operators.

Forward Looking Statements:

This press release includes certain statements that are “forward-looking statements” for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and reflect management’s assumptions, views, plans, objectives and projections about the future. Forward-looking statements generally are accompanied by words such as “believe”, “project”, “expect”, “anticipate”, “estimate”, “intend”, “strategy”, “future”, “opportunity”, “plan”, “may”, “should”, “will”, “would”, “will be”, “will continue”, “will likely result” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Company. Risks and uncertainties include but are not limited to: market and other conditions, demand for our products; competition, including technological advances made by and new products released by our competitors; our ability to accurately forecast consumer demand for our products and adequately maintain our inventory; and our reliance on a limited number of suppliers and distributors for our products. A further list and descriptions of these risks, uncertainties and other factors can be found in filings with the Securities and Exchange Commission. To the extent permitted under applicable law, the Company assumes no obligation to update any forward-looking statements.